Exhibit 10.16

X4 PHARMACEUTICALS, INC.
AMENDED AND RESTATED DIRECTOR COMPENSATION POLICY
(Last modified: February 13, 2024)

The Board of Directors (the “Board”) of X4 Pharmaceuticals, Inc. (the “Company”), has approved the following Amended and Restated Director Compensation Policy under which the Company’s non-employee directors shall receive the following compensation for their service as members of the Board.

Director Compensation
Our goal is to provide compensation for our non-employee directors in a manner that enables us to attract and retain outstanding director candidates and reflects the substantial time commitment necessary to oversee the Company’s affairs. We also seek to align the interests of our directors and our stockholders and we have chosen to do so by compensating our non-employee directors with a mix of cash and equity-based compensation.

Cash Compensation
A $40,000 annual cash retainer will be paid to each non-employee director for his or her service on the Board, and additional annual cash retainer(s) will be paid to the chairperson of the Board (if one is then appointed), each non-employee director chairperson of a committee of the Board, and each non-employee director serving as a member of a committee of the Board (other than as chairperson of such committee) as follows:

	Additional Annual Cash Retainer Amount for Chairperson	Additional Annual Cash Retainer Amount for Member
Board of Directors	$40,000	$—
Audit Committee	$20,000	$10,000
Compensation Committee	$12,000	$6,000
Nominating and Corporate Governance Committee	$10,000	$5,000

The foregoing cash retainer amounts will be payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment will be prorated for any portion of such quarter that the director is not serving on our Board, on such committee or in such position.

Equity Compensation
Initial Grants. Upon initial election to our Board, such non-employee director will be granted, automatically and without the need for any further action by the Board, an initial equity award of 90,000 restricted stock units (“RSUs”) with respect to shares of our common stock. The initial award shall vest over a three-year period, with one-third of the initial award vesting on each of the first, second and third anniversaries of the grant date of the award, in each case, subject to the director’s continued service as a director, employee or consultant with the Company through each applicable vesting date. The vesting of such award shall accelerate as to 100% of the award upon a “change in control event” of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).

Annual Grants. Each continuing non-employee director who has served as a member of our Board for at least six months prior to the date of our annual meeting of stockholders for a particular year will be granted, automatically and without the need for any further action by the Board, an equity award on the date of our annual meeting of stockholders for such year equal to 45,000 RSUs with respect to shares of our common stock. The annual award shall vest in full on the one-year anniversary of the grant date of the award (or, if earlier, the date of our next annual meeting of stockholders following the date of grant of the award), subject to the director’s continued service as a director, employee or consultant with the Company through such vesting date. The vesting of such award shall accelerate as to 100% of the award upon a “change in control event” of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).

The foregoing share amounts shall be automatically adjusted in the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event effecting our common stock, or any distribution to holders of our common stock other than an ordinary cash dividend.
The initial awards and the annual awards shall be subject to the terms and conditions of our Amended and Restated 2017 Equity Incentive Plan, as may be amended from time to time, or any successor plan, and the terms of the RSU award agreements entered into with each director in connection with such awards.

Expenses
Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each non-employee director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board and committees thereof or in connection with other business related to the Board, and each non-employee director shall also be reimbursed for his or her reasonable out-of-pocket business expenses authorized by the Board or a committee of the Board that are incurred in connection with attendance at various conferences or meetings with management of the Company, in accordance with the Company’s travel policy, as it may be in effect from time to time.